Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll
Senior Vice President, Finance & Investor Relations
(212) 759-0382
Media Inquiries
Deanne Lane
Vice President, Media Affairs
(314) 725-4477

FOR IMMEDIATE RELEASE

CENTENE CORPORATION ANNOUNCES 2013 FINANCIAL GUIDANCE AND REVISES 2012 FINANCIAL GUIDANCE

ST. LOUIS (December 14, 2012)-Centene Corporation (NYSE: CNC) announced today its 2013 financial guidance. For its 2013 fiscal year, the Company expects:

•	Premium and Service Revenues in the range of $9.7 billion to $10.0 billion.

•	Earnings per diluted share of approximately $2.60 to $2.90.

•	Consolidated Health Benefits Ratio of approximately 88.0% to 89.0%.

•	Consolidated G&A expense ratio in the range of 9.0% to 9.5%.

•	Effective tax rate, excluding non-controlling interest, of approximately 40.0% to 41.0%.

•	Diluted shares outstanding of approximately 54.8 million to 55.2 million.

•	Days in claims payable between 39 and 44.
Additionally, the Company updated its 2012 guidance as follows:

	Full Year 2012
	Low	High
Premium and Service Revenues (in millions)	$8,100	$8,300
Diluted EPS	$0.10	$0.20
Consolidated Health Benefits Ratio	91.0%	92.0%
General & Administrative expense ratio	8.5%	8.8%
Diluted Shares Outstanding (in thousands)	53,600	53,800

The change in 2012 diluted EPS guidance to $0.10 to $0.20 from $0.56 to $0.66 is due to higher medical costs associated with: 1) an earlier and more intensive flu season in our largest markets; 2) an increase to our previously disclosed premium deficiency reserve for Kentucky; and 3) in Texas, the off-cycle transfer of higher acuity members from another health plan and higher than anticipated utilization in our Hidalgo Star and Medicaid Rural Service Areas (MRSA) business.

In regards to the latter, our Texas health plan has been in direct discussions with the State concerning these issues. We received a written confirmation acknowledging the issues including the impact “of the negative effects of one Health Plan's efforts to shift higher acuity membership to its competitors."  The State also confirmed their commitment to rectify the matter as soon as possible.  We anticipate any such adjustments will be made in the first quarter of 2013.

Full year 2012 earnings will be reported on February 5, 2013, at 6:00 AM, with the conference call at 8:30 AM (Eastern Time).
Centene Corporation will host an investor meeting today, including a question-and-answer session, to discuss the details of its guidance. The meeting will begin promptly at 8:30 AM (Eastern Time) and end approximately at 11:00 AM (Eastern Time). Michael F. Neidorff, Chairman and Chief Executive Officer, and William N. Scheffel, Executive Vice President, Chief Financial Officer and Treasurer, of Centene Corporation will host the meeting before an audience of investors at The Plaza on East 58th Street in New York City.
Investors and other interested parties who are unable to attend in person are invited to listen to the investor meeting via a live, audio webcast on the Company's website at www.centene.com, under the Investors section. In addition, questions can be submitted via e-mail at: Questions@centene.com.
About Centene Corporation
Centene Corporation, a Fortune 500 company, is a leading multi-line healthcare enterprise that provides programs and related services to the rising number of under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and long-term care, in addition to other state-sponsored/hybrid programs, and Medicare (Special Needs Plans). Centene's CeltiCare subsidiary offers states unique, "exchange based" and other cost-effective coverage solutions for low-income populations. The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and health management, managed vision, telehealth services, and pharmacy benefits management.
The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, competition, membership and revenue projections, timing of regulatory contract approval, changes in healthcare practices, changes in federal or state laws or regulations, changes in expected contract start dates, inflation, provider and state contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare, as well as those factors disclosed in the Company's publicly filed documents. The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts, or the loss of any appeal of or protest to any such expiration, cancellation or suspension, by state governments would also negatively affect Centene.
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